Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter 2018 Results

El Dorado, Arkansas, January 30, 2019 (GLOBE NEWSWIRE) – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, today announced preliminary financial results for the three and twelve months ended December 31, 2018.
Key Highlights:
•Net income was $77.5 million, or $2.38 per diluted share, in Q4 2018 compared to net income of $124.8 million, or $3.58 per diluted share, in Q4 2017. The 2017 fourth quarter included a deferred tax benefit of $88.9 million as a result of the enactment of the Tax Cuts and Jobs Act in December 2017, which increased net income. For the full year, net income was $213.6 million, or $6.48 per diluted share, compared to 2017 net income of $245.3 million, or $6.78 per diluted share. Included in net income for 2018 was approximately $35.3 million (after tax) from settlement of damages incurred in connection with the 2010 Deepwater Horizon oil spill.

•Total fuel contribution (retail fuel margin plus product supply and wholesale ("PS&W") results including RINs) for Q4 2018 was 20.0 cpg compared to 16.5 cpg in Q4 2017. For the full year, total fuel contribution was 16.2 cpg in 2018 compared to 16.4 cpg in 2017.

•Total retail gallons increased 4.8% to 1.1 billion gallons for the network during Q4 2018 while volumes on a same store sales ("SSS") basis increased 2.1% versus prior year quarter. For the full year, total retail gallons increased 2.2% to 4.2 billion gallons, while SSS volumes had a slight decline of 0.6%.

•Merchandise contribution dollars grew 5.2% during the quarter to $102.1 million on average unit margins of 16.6%, up 30 basis points from 16.3% in Q4 of 2017. For the full year, merchandise contribution dollars were up 5.0% to $400.4 million on average unit margins of 16.5%, a 40 basis point increase versus 2017.

•During Q4 2018, 11 new stores opened and 15 raze-and-rebuild sites re-opened. For the full year, 26 new stores were opened and in addition, 27 raze-and-rebuild locations re-opened. The year-end store count was 1,472.

•Effective income tax rate was 22.9% in Q4 2018, compared to a tax benefit of 143.9% in Q4 2017. The 2017 benefit was due primarily to the recognition in Q4 2017 of Federal tax reform benefits. For the full year, the effective rate for 2018 was 22.0% versus a tax benefit of 2.2% in 2017.

"We finished 2018 strong, as a favorable fourth quarter fuel margin environment resulted in $411.8 million of annual Adjusted EBITDA, just below the midpoint of our guidance," said President and CEO Andrew Clyde.  "We drove traffic to our stores in the fourth quarter, growing per store volumes and generating the second strongest fourth quarter fuel contribution since our 2013 spinoff. Merchandise capped off an outstanding year, contributing over $400 million of margin in 2018 with line of sight to further improvement in 2019. We are in the early stages of executing several transformative initiatives in 2019, including the national launch of our Murphy Drive Rewards loyalty program early in the second quarter, that will help propel the earnings potential of the company in 2020 and beyond."

Consolidated Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2018	2017	2018	2017
Net income ($ Millions)	$77.5	$124.8	$213.6	$245.3
Earnings per share (diluted)	$2.38	$3.58	$6.48	$6.78
Adjusted EBITDA ($ Millions)	$148.9	$99.0	$411.8	$405.9
Net income and earnings per share in Q4 2018 were below the prior year levels due primarily to the impact of the enactment of the Tax Cuts and Jobs Act in December 2017. This tax law change resulted in the net deferred tax liabilities existing at date of enactment being revalued at lower corporate tax rates for future periods and resulted in  a benefit to income tax expense of $88.9 million in Q4 2017. Adjusted EBITDA for the current quarter and full year was higher than the prior year periods due to higher fuel and merchandise contribution dollars, partially offset by slightly higher operating expenses.
Fuel

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2018	2017	2018	2017
Total fuel contribution ($ Millions)	$218.1	$171.9	$685.6	$677.7
Total fuel contribution (including retail, PS&W and RINs) (cpg)	20.0	16.5	16.2	16.4
Total retail fuel contribution ($ Millions)	$248.7	$143.9	$624.2	$581.0
Retail fuel volume - chain (Million gal)	1,088.8	1,039.3	4,232.2	4,140.9
Retail fuel volume - per site (K gal APSM)	249.2	242.1	244.0	245.3
Retail fuel volume - per site (K gal SSS)*	246.8	242.7	242.6	245.3
Retail fuel margin (cpg excl credit card fees)	22.8	13.8	14.7	14.0
PS&W including RINs contribution (cpg)	(2.8)	2.7	1.5	2.4
*2017 amounts not revised for 2018 raze-and-rebuild activity
Total fuel contribution dollars increased 26.9% in Q4 2018 due primarily to a 72.9% increase in retail fuel margin dollars, partially offset by lower contribution from PS&W including RINs. For the full year of 2018, total fuel contribution dollars increased 1.2%. SSS fuel volumes increased 2.1% to 246,840 gallons in the fourth quarter versus the prior year period primarily due to a falling price environment that generated both strong margins and increased customer traffic. The contribution from PS&W including RINs in the fourth quarter and full year declined due largely to lower-trending product prices which created timing and inventory adjustments, offsetting some of the strength of the retail business.

Merchandise

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2018	2017	2018	2017
Total merchandise contribution ($ Millions)	$102.1	$97.1	$400.4	$381.2
Total merchandise sales ($ Millions)	$615.3	$595.6	$2,423.0	$2,372.7
Total merchandise sales ($K SSS)*	$141.3	$140.8	$140.3	$142.6
Merchandise unit margin (%)	16.6%	16.3%	16.5%	16.1%
Tobacco contribution ($K SSS)*	$14.0	$14.1	$13.7	$13.7
Non-tobacco contribution ($K SSS)*	$9.5	$8.8	$9.6	$9.2
Total merchandise contribution ($K SSS)*	$23.5	$22.9	$23.3	$22.9
*2017 amounts not revised for 2018 raze-and-rebuild activity
Merchandise performance remained strong in the fourth quarter of 2018 with total merchandise contribution dollars increasing 5.2% at 16.6% margins, driven by growth in both the tobacco and non-tobacco categories. For the year 2018 total merchandise contribution dollars were up 5.0%, at 16.5% unit margins, which was a new annual record.
Other areas

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Operating Metrics	2018	2017	2018	2017
Total station and other operating expense ($ Millions)	$139.4	$130.3	$541.3	$514.9
Station OPEX excl credit card fees ($K APSM)	$21.7	$20.6	$21.0	$20.8
Total SG&A cost ($ Millions)	$33.9	$40.0	$136.2	$141.2
Total station and other operating expenses increased $9.1 million for the current-year quarter, reflecting new store additions and slightly higher payment fees due to 3.2% higher retail fuel prices. SG&A was lower in the fourth quarter and full year of 2018 due primarily to accelerated charitable donations of $10 million that were made as part of a tax planning strategy in Q4 2017. For the fourth quarter and full year of 2018, operating expenses excluding credit card fees increased 5.6% and 1.1%, respectively, on an APSM basis, driven mainly by higher maintenance related expense when compared to the prior year periods.
Station Openings
Murphy USA opened 11 new retail locations in Q4 2018 and reopened 15 raze-and-rebuild locations, bringing the year end store count to 1,472, consisting of 1,160 Murphy USA sites and 312 Murphy Express sites. For the full year, we opened 26 new stores and completed 27 raze-and-rebuilds.
Financial Resources

	As of December 31,
Key Financial Metrics	2018	2017
Cash and cash equivalents ($ Millions)	$184.5	$170.0
Long-term debt ($ Millions)	$842.1	$860.9

Cash balances on December 31, 2018 totaled $184.5 million. Long-term debt consisted of approximately $495 million in carrying value of 6% senior notes due in 2023, $296 million in carrying value of 5.625% senior notes due in 2027 and $72 million of term debt less $20 million of current maturities, which is reflected in current liabilities. Remaining undrawn borrowing capacity under the ABL was $177 million as of December 31, 2018.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial Metric	2018	2017	2018	2017
Average shares outstanding (diluted) (in thousands)	32,509	34,898	32,983	36,156

At December 31, 2018, the Company had common shares outstanding of 32,261,483.

2018 Guidance Range, 2018 Actual Results, and 2019 Guidance Range

	2018 Guidance Range	2018 Actual Results	2019 Guidance Range
Organic Growth
New Stores	up to 30	26	15 to 20
Raze-and-Rebuilds	up to 25	27	20 to 25
Fuel Contribution
Total fuel contribution ($ Millions)	$575 to $700	$686	Not provided
Annual retail volume (Billion gallons)	4.1 to 4.3	4.2	Not provided
Retail fuel volume per store (K gallons APSM)	235 to 245	244	240 to 245
Total fuel contribution (cpg)	14 to 16.5	16.2	Not provided
Fuel Breakeven
Merchandise contribution ($ Millions)	$390 to $400	$400	$410 to $415
Total merchandise sales ($ Millions)	$2,400 to $2,450	$2,423	Not provided
Retail station OPEX excluding credit cards (APSM % YOY change)	Flat to +2%	1.1%	Flat to +2%
Corporate Costs
SG&A ($ Millions per year)	$135 to $140	$136	$145 to $150
Effective Tax Rate	24% to 26%	22.0%	24% to 26%
Capital Allocation
Capital expenditures ($ Millions)	$225 to $275	$194	$225 to $275
Net income ($ Millions)	$155 to $195	$214	Not provided
Adjusted EBITDA (non-GAAP) ($ Millions)	$390 to $440	$412	Not provided

Management's annual guidance for 2019 reflects the Company's economic and market environment assessment, business improvement initiatives and potential headwinds. Key 2019 guidance ranges include the following assumptions and are subject to the uncertainties noted below:

Organic Growth:
•New store additions and raze-and-rebuild sites reflect a disciplined capital approach to the highest return opportunities
Fuel Contribution:
•Per store fuel volumes are expected to be flat to slightly lower
Fuel Breakeven:
•Merchandise contribution represents a range of outcomes based on management's expectations around higher merchandise sales
•Store operating expenses per site, before credit card fees, are expected to be flat to slightly higher and aligned with our target of beating inflation on an annual basis
Corporate Costs:
•SG&A costs reflect continued investments in IT related productivity enhancements and other corporate initiatives to help drive profitability, reduce costs, and improve the company's long-term competitive position, subject to timing and allocation of resources
•The effective tax rate in 2019 is expected to be in a range of 24% to 26%
Capital Allocation:
•Capital expenditures reflect new store growth, raze-and-rebuild activity, store maintenance and improvements, land acquisition, and continued implementation of various corporate infrastructure projects
The Company has elected not to provide a projected range of all-in fuel margins for 2019, which also precludes providing a range of Adjusted EBITDA or Net income. However, for modeling purposes only, if all-in fuel margins approximate 16 cpg we would expect the business to generate Adjusted EBITDA of about $405 million using the midpoint of the provided guided ranges above.
* * * * *
Earnings Call Information
The Company will host a conference call on January 31, 2019 at 10:00 a.m. Central time to discuss fourth quarter 2018 results. The conference call number is 1 (844) 613-1037 and the passcode number is 7176997. The earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com). Approximately one hour after the conclusion of the conference, the webcast will be available for replay. Shortly thereafter, a transcript will be available.

Source: Murphy USA Inc. (NYSE: MUSA)
Forward-Looking Statements
Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2017 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Investor Contact: Christian Pikul (870) 875-7683 Sr. Director, Investor Relations christian.pikul@murphyusa.com

Murphy USA Inc.
Consolidated Statements of Income
(Unaudited, except for twelve months in 2017)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars except per share amounts)	2018	2017	2018	2017
Operating Revenues
Petroleum product sales (a)	$2,875.6	$2,736.9	$11,858.4	$10,287.9
Merchandise sales	615.5	595.6	2,423.0	2,372.7
Other operating revenues	10.6	47.0	81.5	166.0
Total operating revenues	3,501.7	3,379.5	14,362.9	12,826.6

Operating Expenses
Petroleum product cost of goods sold (a)	2,666.2	2,611.6	11,251.1	9,773.2
Merchandise cost of goods sold	513.3	498.5	2,022.5	1,991.4
Station and other operating expenses	139.4	130.3	541.3	514.9
Depreciation and amortization	35.0	33.5	134.0	116.9
Selling, general and administrative	33.9	40.0	136.2	141.2
Accretion of asset retirement obligations	0.5	0.5	2.0	1.8
Total operating expenses	3,388.3	3,314.4	14,087.1	12,539.4

Net settlement proceeds	—	—	50.4	—
Gain (loss) on sale of assets	(0.4)	(0.5)	(1.1)	(3.9)
Income from operations	113.0	64.6	325.1	283.3

Other income (expense)
Interest income	0.7	0.5	1.5	1.3
Interest expense	(13.3)	(12.9)	(52.9)	(46.7)
Other nonoperating income (expense)	0.1	(1.0)	0.2	2.2
Total other income (expense)	(12.5)	(13.4)	(51.2)	(43.2)
Income before income taxes	100.5	51.2	273.9	240.1
Income tax expense (benefit)	23.0	(73.6)	60.3	(5.2)
Net Income	$77.5	$124.8	$213.6	$245.3

Basic and Diluted Earnings Per Common Share
Basic	$2.40	$3.62	$6.54	$6.85
Diluted	$2.38	$3.58	$6.48	$6.78
Weighted-average shares outstanding (in thousands):
Basic	32,255	34,518	32,674	35,816
Diluted	32,509	34,898	32,983	36,156
Supplemental information:
(a) Includes excise taxes of:	$474.1	$499.7	$1,838.9	$1,973.1

Murphy USA Inc.
Segment Operating Results
(Unaudited)

(Millions of dollars, except revenue per store month (in thousands) and store counts)	Three Months Ended December 31,		Twelve Months Ended December 31,
Marketing Segment	2018	2017	2018	2017

Operating Revenues
Petroleum product sales	$2,875.6	$2,736.9	$11,858.4	$10,287.9
Merchandise sales	615.5	595.6	2,423.0	2,372.6
Other operating revenues	10.5	47.0	80.9	165.7
Total operating revenues	3,501.6	3,379.5	14,362.3	12,826.2

Operating expenses
Petroleum products cost of goods sold	2,666.2	2,611.6	11,251.1	9,773.2
Merchandise cost of goods sold	513.3	498.5	2,022.5	1,991.4
Station and other operating expenses	139.4	130.3	541.3	514.9
Depreciation and amortization	32.1	31.9	124.5	110.5
Selling, general and administrative	33.9	40.0	136.2	141.2
Accretion of asset retirement obligations	0.5	0.4	2.0	1.8
Total operating expenses	3,385.4	3,312.7	14,077.6	12,533.0

Gain (loss) on sale of assets	(0.4)	(0.5)	(1.1)	(3.9)
Income from operations	115.8	66.3	283.6	289.3

Other income
Interest expense	(0.1)	—	(0.1)	(0.1)
Other nonoperating income	0.1	—	0.2	3.2
Total other income (expense)	—	—	0.1	3.1

Income from continuing operations
before income taxes	115.8	66.3	283.7	292.4
Income tax expense (benefit)	27.7	(89.1)	69.5	(2.9)
Income from continuing operations	$88.1	$155.4	$214.2	$295.3

Total tobacco sales revenue same store sales*	$102.5	$104.3	$101.2	$105.5
Total non-tobacco sales revenue same store sales*	38.7	36.5	39.1	37.1
Total merchandise sales revenue same store sales*	$141.2	$140.8	$140.3	$142.6

*2017 amounts not revised for 2018 raze-and-rebuild activity
Store count at end of period	1,472	1,446	1,472	1.446
Total store months during the period	4,369	4,293	17,343	16,880

Same store sales information (compared to APSM metrics)

	Variance from prior year period
	Three months ended		Twelve months ended
	December 31, 2018		December 31, 2018
	SSS	APSM	SSS	APSM
Fuel gallons per month	2.1%	2.9%	(0.6)%	(0.5)%

Merchandise sales	1.3%	1.5%	(0.2)%	(0.6)%
Tobacco sales	0.3%	(0.2)%	(1.6)%	(2.7)%
Non tobacco sales	4.1%	6.2%	3.8%	5.1%

Merchandise margin	3.5%	3.4%	2.9%	2.2%
Tobacco margin	2.1%	0.9%	3.1%	1.3%
Non tobacco margin	5.6%	7.2%	2.6%	3.5%

Note

Average Per Store Month (APSM) metric includes all stores open through the date of the calculation.

Same store sales (SSS) metric includes aggregated individual store results for all stores open throughout both periods presented. For all periods presented, the store must have been open for the entire calendar year to be included in the comparison. Remodeled stores that remained open or were closed for just a very brief time (less than a month) during the period being compared remain in the same store sales calculation. If a store is replaced either at the same location (raze-and-rebuild) or relocated to a new location, it will be excluded from the calculation during the period it is out of service. Newly constructed sites do not enter the calculation until they are open for each full calendar year for the periods being compared (open by January 1, 2017 for the sites being compared in the 2018 versus 2017 compared). When prior period same store sales volumes or sales are presented, they have not been revised for current year activity for raze-and-rebuilds and asset dispositions.

The Company adopted ASC Topic 606 as of January 1, 2018, using the modified retrospective method. The impact of the excise taxes collected and remitted to government authorities included in petroleum product sales that would have been recognized under previous revenue recognition guidance would have increased fourth quarter and twelve months 2018 petroleum revenues and cost of goods sold by $52.7 million and $196.5 million, respectively.

Murphy USA Inc.
Consolidated Balance Sheets

(Millions of dollars, except share amounts)	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$184.5	$170.0
Accounts receivable—trade, less allowance for doubtful accounts of $1.1 in 2018 and 2017	138.8	225.2
Inventories, at lower of cost or market	221.5	182.5
Prepaid expenses and other current assets	25.3	36.5
Total current assets	570.1	614.2
Property, plant and equipment, at cost less accumulated depreciation and amortization of $974.2 in 2018 and $874.7 in 2017	1,748.2	1,679.5
Other assets	42.5	37.3
Total assets	$2,360.8	$2,331.0
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$21.2	$19.9
Trade accounts payable and accrued liabilities	456.9	513.4
Total current liabilities	478.1	533.3

Long-term debt, including capitalized lease obligations	842.1	860.9
Deferred income taxes	192.2	154.2
Asset retirement obligations	30.7	28.2
Deferred credits and other liabilities	10.4	16.0
Total liabilities	1,553.5	1,592.6
Stockholders' Equity
Preferred Stock, par $0.01 (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 shares issued at December 31, 2018 and 2017, respectively)	0.5	0.5
Treasury stock (14,505,681 and 12,675,630 shares held at
December 31, 2018 and December 31, 2017, respectively)	(940.3)	(806.5)
Additional paid in capital (APIC)	539.0	549.9
Retained earnings	1,208.1	994.5
Total stockholders' equity	807.3	738.4
Total liabilities and stockholders' equity	$2,360.8	$2,331.0

Murphy USA Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2018	2017	2018	2017
Operating Activities
Net income	$77.5	$124.8	$213.6	$245.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	35.0	33.5	134.0	116.9
Deferred and noncurrent income tax charges (benefits)	24.0	(67.8)	37.9	(50.4)
Accretion of asset retirement obligations	0.5	0.5	2.0	1.8
Pretax (gains) losses from sale of assets	0.4	0.5	1.1	3.9
Net (increase) decrease in noncash operating working capital	18.1	21.3	2.3	(36.9)
Other operating activities - net	1.8	4.5	7.8	3.0
Net cash provided by operating activities	157.3	117.3	398.7	283.6
Investing Activities
Property additions	(41.3)	(56.8)	(204.3)	(258.3)
Proceeds from sale of assets	—	0.2	1.2	0.9
Other investing activities - net	(0.1)	(0.1)	(6.0)	(4.7)
Net cash required by investing activities	(41.4)	(56.7)	(209.1)	(262.1)
Financing Activities
Purchases of treasury stock	—	(54.0)	(144.4)	(206.0)
Borrowings of debt	—	—	—	338.8
Repayments of debt	(5.4)	(5.2)	(21.3)	(131.4)
Debt issuance costs	—	—	—	(1.1)
Amounts related to share-based compensation	(1.4)	(0.4)	(9.4)	(5.6)
Net cash required by financing activities	(6.8)	(59.6)	(175.1)	(5.3)
Net increase (decrease) in cash and cash equivalents	109.1	1.0	14.5	16.2
Cash and cash equivalents at beginning of period	75.4	169.0	170.0	153.8
Cash and cash equivalents at end of period	$184.5	$170.0	$184.5	$170.0

Reconciliation of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$75.4	$169.0	$170.0	$153.8
Restricted cash at beginning of period	—	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	$75.4	$169.0	$170.0	$153.8

Cash and cash equivalents at end of period	$184.5	$170.0	$184.5	$170.0
Restricted cash at end of period	—	—	—	—
Cash, cash equivalents, and restricted cash at end of period	$184.5	$170.0	$184.5	$170.0

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following table sets forth the Company’s EBITDA and Adjusted EBITDA for the three and twelve months ended December 31, 2018 and 2017. EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)). EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).
We use Adjusted EBITDA in our operational and financial decision-making, believing that the measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  We believe that the presentation of Adjusted EBITDA provides useful information to investors because it allows understanding of a key measure that we evaluate internally when making operating and strategic decisions, preparing our annual plan, and evaluating our overall performance. However, non-GAAP measures are not a substitute for GAAP disclosures, and EBITDA and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.
The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Millions of dollars)	2018	2017	2018	2017

Net income	$77.5	$124.8	$213.6	$245.3

Income tax expense (benefit)	23.0	(73.6)	60.3	(5.2)
Interest expense, net of interest income	12.6	12.3	51.4	45.4
Depreciation and amortization	35.0	33.5	134.0	116.9
EBITDA	$148.1	$97.0	$459.3	$402.4

Net settlement proceeds	—	—	(50.4)	—
Accretion of asset retirement obligations	0.5	0.5	2.0	1.8
(Gain) loss on sale of assets	0.4	0.5	1.1	3.9
Other nonoperating (income) expense	(0.1)	1.0	(0.2)	(2.2)
Adjusted EBITDA	$148.9	$99.0	$411.8	$405.9

2018 and 2019 Full Year Guidance - GAAP to non-GAAP Reconciliation

An itemized reconciliation between projected Net Income and Adjusted EBITDA for the full years 2018 and 2019 is as follows:

(Millions of dollars)	Calendar Year 2018	Calendar Year 2019
Net Income	$155 to $195	$154

Income taxes	$58	$52
Interest expense, net of interest income	$46	$52
Depreciation and amortization	$133	$146
Other operating and nonoperating, net	$3	$1

Adjusted EBITDA	$390 to $440	$405

For purposes of this reconciliation, the midpoint of a range for each reconciling item was used, and therefore actual results for each of these reconciling items is expected to be higher or lower than the amounts shown above. The size of the ranges varies based on the individual reconciling item and assumptions made.